Exhibit 4.20

Working Capital Loan Agreement

Number: [Number]

Lender: Industrial Bank Co., Ltd.
Address: [Address]
Legal Representative/Person in Charge: [Name]

Borrower: [Borrower Name]
Address: [Borrower Address]
Legal Representative/Person in Charge: [Name]

Date of Signing: February 29, 2024

Place of Contract Signing: [Location]

Important Tips for Signing

In order to safeguard your rights, please carefully read, check, and confirm the following before signing this contract:

●	You and your company have the right to sign this contract. If the consent of others is required by law, you and your company have obtained sufficient authorization. If it involves handling personal information of others, you and your company have obtained written consent for Industrial Bank to handle their personal information.

●	You and your company have carefully read and fully understood the terms of the contract, paying special attention to the content related to liability, exemption or reduction of Industrial Bank’s responsibility, personal information processing, and the content in bold font, which is of significant interest to you and your company.

●	You and your company have fully understood the meaning of the contract terms and the corresponding legal consequences, and are willing to accept these terms.

●	You and your company have particularly noted the clauses regarding the use of credit funds according to the contract, prohibition of misappropriation of credit funds (including but not limited to using credit funds to purchase or invest in real estate), and the requirement to provide a letter of commitment for the use of funds to Industrial Bank. Furthermore, you and your company have fully realized and understood that Industrial Bank will take measures and legal consequences against the misappropriation of credit funds, including early loan repayment, suspension of the disbursement of loans/financing under this contract, suspension of payment of outstanding loans/financing under this contract, reduction or suspension of credit, etc.

●	Your and related individuals’ signing of this contract indicates that you agree and authorize Industrial Bank to process your and related individuals’ personal information and to preserve it according to Industrial Bank’s regulations. You and the related individuals are aware of the rights regarding the processing of personal information, including the right to be informed, the right to decide, the right to withdraw consent, the right to limit or refuse the processing by third parties. Industrial Bank has provided information and decision-making services on the processing of personal information through various means (including but not limited to on-site notification). If you or related individuals intend to revoke, limit, or refuse the authorization for Industrial Bank to process personal information, it can be done according to the terms of this contract or Industrial Bank’s management procedures.

●	The contract text provided by Industrial Bank is a sample text with blank lines left after each contract clause, and a “Supplementary Clause” has been added at the end of the contract for the parties to modify, add, or delete clauses as necessary.

●	If you and your company have any questions about this contract or if you find any illegal or irregular business fee items under the contract, please promptly call Industrial Bank or directly complain or inquire at an Industrial Bank branch. Contact number: 95561.

Loan Contract Important Information

In order to clarify the rights and obligations of both parties and to abide by credit, the Lender and the Borrower, based on the relevant laws and regulations of the People’s Republic of China, have signed this contract through equal consultation for mutual compliance.

The Lender and the Borrower confirm that the loans under this contract fall under the special provisions of Article 23 of this contract.

Article 1: Definitions and Interpretation

Unless there is a separate written agreement between the parties, the following terms in this contract will have the following definitions and interpretations:

●	“Working Capital Loan” refers to the domestic and foreign currency loans that the Borrower applies for and receives from the Lender for the daily production and operation turnover needs.

●	“Debt” or “Principal Debt” refers to the financing provided by the Lender to the Borrower based on this contract, including the principal, interest, penalty interest, compound interest, default interest, damages, and the costs incurred by the creditor in enforcing the debt. The creditor’s rights against the Borrower and the Borrower’s obligations to the creditor under this contract correspond correspondingly.

The following terms in this contract are defined as follows:

●	“Fixed Interest Rate” refers to an interest rate that remains constant during the loan period. If the loan is disbursed in installments, the interest rate remains unchanged from the actual disbursement date to the loan maturity date.

●	“Floating Interest Rate” refers to an interest rate that changes according to the agreed period and amplitude between the Lender and the Borrower during the loan period.

●	“Floating Period” refers to the frequency at which the interest rate changes according to the agreement between the Lender and the Borrower. Within a floating period, the interest rate remains unchanged based on the pricing benchmark interest rate and the agreed pricing method. When the floating period expires and a new one begins, the interest rate is determined based on the new floating period’s pricing benchmark interest rate and the agreed pricing method, with the interest rate remaining unchanged within the floating period.

●	“Pricing Benchmark Interest Rate” refers to the interest rate standard used to determine the loan interest rate in this contract, including but not limited to the published benchmark interest rates in China or related countries, regions, and markets, such as LPR, SHIBOR, SOFR, SOFR term rates, €STR, SONIA, TSRR, TONA, SARON, HIBOR, SIBOR, central bank’s RMB deposit benchmark interest rate, etc.

●	“LPR” refers to the loan market quoted interest rate calculated and published by the National Interbank Funding Center authorized by the People’s Bank of China. As per banking industry convention, both parties agree to determine the rule for the pricing benchmark interest rate in this contract as the LPR on the previous working day of the day when the loan interest rate is determined, with “T” being the day of the loan interest rate determination and “T-1” being the previous working day of that day.

●	“SHIBOR” refers to the Shanghai Interbank Offered Rate published by the National Interbank Funding Center and applicable on that day.

●	“SOFR” refers to the Secured Overnight Financing Rate, denominated in US dollars. According to banking industry practice, both parties unanimously agree to determine the pricing benchmark interest rate rule for this contract as T-5 SOFR, where “T” indicates the day the loan interest rate is determined, and “T-1” represents the five working days preceding that day.

●	“SOFR term rates” refer to the Secured Overnight Financing Rate futures, denominated in US dollars. In accordance with banking industry practice, both parties unanimously agree to determine the pricing benchmark interest rate rule for this contract as T-2 SOFR term rates, where “T” denotes the day the loan interest rate is determined, and “T-2” represents the two working days preceding that day.

●	“€STR” refers to the Euro Short-Term Rate, denominated in Euros. According to banking industry practice, both parties unanimously agree to determine the pricing benchmark interest rate rule for this contract as T-5 €STR, where “T” indicates the day the loan interest rate is determined, and “T-5” represents the five working days preceding that day.

●	“SONIA” refers to the Sterling Overnight Index Average, denominated in British pounds. In adherence to banking industry practice, both parties unanimously agree to determine the pricing benchmark interest rate rule for this contract as T-5 SONIA, where “T” denotes the day the loan interest rate is determined, and “T-5” represents the five working days preceding that day.

●	“TSRR” refers to the Term SONIA Reference Rate, denominated in British pounds. In accordance with banking industry practice, both parties unanimously agree to determine the pricing benchmark interest rate rule for this contract as T-2 TSRR, where “T” denotes the day the loan interest rate is determined, and “T-2” represents the two working days preceding that day.

●	“TONA” refers to the Tokyo Overnight Average Rate, denominated in Japanese yen. As per banking industry practice, both parties unanimously agree to determine the pricing benchmark interest rate rule for this contract as T-5 TONA, where “T” denotes the day the loan interest rate is determined, and “T-5” represents the five working days preceding that day.

●	“SARON” refers to the Swiss Average Rate Overnight, denominated in Swiss francs. Per banking industry practice, both parties unanimously agree to determine the pricing benchmark interest rate rule for this contract as T-5 SARON, where “T” denotes the day the loan interest rate is determined, and “T-5” represents the five working days preceding that day.

●	“HIBOR” refers to the Hong Kong Interbank Offered Rate. In accordance with banking industry practice, both parties unanimously agree to determine the pricing benchmark interest rate rule for this contract as T-2 HIBOR, where “T” denotes the day the loan interest rate is determined, and “T-2” represents the two working days preceding that day.

●	“SIBOR” refers to the Singapore Interbank Offered Rate, applicable only to the Singapore dollar. As per banking industry practice, both parties unanimously agree to determine the pricing benchmark interest rate rule for this contract as T-2 SIBOR, where “T” denotes the day the loan interest rate is determined, and “T-2” represents the two working days preceding that day.

●	“People’s Bank of China RMB deposit benchmark interest rate” refers to the benchmark interest rate for RMB deposits published by the People’s Bank of China.

The currencies and specific values of the LPR, SHIBOR, SOFR, SOFR term rates, €STR, SONIA, TSRR, TONA, SARON, HIBOR, SIBOR, and the “People’s Bank of China RMB deposit benchmark interest rate” determined based on the applicable pricing benchmark interest rate rules under this contract are subject to the Industrial Bank’s core system query results. The loan interest rate determination date can be the actual disbursement date, the contract signing date, or the repricing date.

The “loan interest rate” refers to the execution interest rate generated by adding or subtracting points based on the pricing benchmark interest rate on the loan interest rate determination day according to the loan interest rate pricing formula agreed upon by both parties in the contract.

Article 13 of this contract defines “material transaction” as (including but not limited to): any transaction that is determined to have a significant impact on the basic structure of the Borrower’s company, changes in company shareholders, existing or potential liabilities, cash flow, profit capability, core business secrets, core competitiveness, significant assets, significant debts, debt repayment capability, or the ability to fulfill the contract, or any other transaction deemed by the Lender and/or Borrower to constitute a material transaction.

Further, Article 13 of this contract defines “material event” as (including but not limited to): any event that is determined or has the potential to significantly affect the senior management’s ability to fulfill their duties, employment and termination of employees engaged in the company’s core business, company’s core business secrets, core competitiveness, basic structure, changes in shareholders, existing or potential liabilities, company’s continuity, legality of the company’s operations, stability, development, profit-making capability, debt repayment capability, the ability to fulfill the contract, or any other event deemed by the Lender and/or Borrower to constitute a material event.

Additionally, in this contract, “working day” refers to the statutory working days in the People’s Republic of China (excluding the Hong Kong, Macao, and Taiwan regions) excluding legal holidays and weekends. “Business day” in this contract refers to the Lender’s bank business day, and in the process of contract performance, if a drawdown or repayment date falls on a non-business day, it will be postponed to the next business day.

Article 2: Loan Amount

The Lender agrees to provide the Borrower with the loan currency and amount as stipulated in Article 33 of this Contract under special agreement.

Article 3: Purpose of the Loan

The purpose of the loan is as specified in Article 23 of this Contract under special agreement five. Without the prior written consent of the Lender, the Borrower shall not divert the loan for other purposes.

Article 4: Loan Term

The loan term is as specified in Article 23 of this Contract under special agreement six.

●	In the case of a one-time disbursement, the disbursement date is based on the actual disbursement date recorded in the loan certificate or loan document. If the actual disbursement date is later than the disbursement date recorded in the aforementioned, the loan maturity date will be correspondingly extended.

●	For planned multiple disbursements, details are outlined in Article 23 of this Contract under special agreement seven. The Borrower shall apply to the Lender for withdrawal procedures three working days before each withdrawal date or at other times as requested by the Lender in writing.

●	If the Borrower fails to withdraw the loan amount according to the agreed schedule and amount, the Lender has the right to request the Borrower to pay a penalty in accordance with the provisions of Article 23 of this Contract under special agreement seven. If the Borrower qualifies as a small or micro-enterprise in accordance with national regulations and policies, the penalty will not be applied.

●	Subject to meeting the prerequisites for withdrawal as stipulated in Article 6 of this Contract, the Lender shall disburse the loan funds in accordance with the provisions of Article 7 of this Contract.

●	The Lender reserves the right to adjust the planned multiple disbursements of the loan appropriately based on factors such as whether the loan complies with relevant laws, regulations, and policies, the prerequisites for withdrawal, the conditions for payment of loan funds, the time for signing corresponding guarantee contracts, the processing of guarantee procedures, and other factors deemed necessary by the Lender.

●	For multiple disbursements, each disbursement date is based on the actual disbursement date recorded in the loan certificate or loan document, with the same maturity date for all disbursements. Therefore, the maturity date for each installment of the loan disbursed separately shall be the same as the maturity date determined in the loan certificate or loan document of the first disbursement.

●	If the Lender demands early repayment of the loan according to the circumstances specified in this Contract, it shall be deemed that the loan maturity date has correspondingly advanced.

Article 5: Loan Interest Rate and Interest Calculation

Loan Interest Rate (hereinafter referred to as the annualized interest rate calculated using the simple interest method):

1.	The pricing benchmark interest rate shall be executed in accordance with the provisions of special agreement eight in Article 23 of this Contract.

2.	The loan interest rate pricing formula can be found in special agreement nine in Article 23 of this Contract.

3.	The loan interest rate shall be executed in accordance with the provisions of special agreement ten in Article 23 of this Contract.

4.	The pricing benchmark interest rate for the loan under this Contract shall be determined based on the actual disbursement date (or repricing date, if any) of each loan. During the loan tenure, unless otherwise agreed in the contract, the Borrower will not be notified in the event of an adjustment to the loan interest rate according to the contract.

5.	In the event of the cancellation of the pricing benchmark interest rate under this Contract by the PRC or relevant countries/regions, or the discontinuation of the publication of the pricing benchmark interest rate in the market, or upon request by the regulatory authorities, the Lender reserves the right to notify the Borrower and accordingly adjust the loan interest rate based on the prevailing interest rate policies in the PRC or relevant countries/regions, industry norms, interest rate conditions, and other applicable factors, in a fair and honest manner. If the Borrower disagrees, they should negotiate with the Lender. If no agreement is reached within five working days from the date of the Lender’s notification, the Lender reserves the right to demand early repayment of the loan, and the Borrower must immediately repay the outstanding principal and interest. If required by the Lender or national/regulatory policies, the Borrower should cooperate in signing supplementary agreements on relevant matters.

Repayment Method of Loan Interest:

1.	Calculation of loan interest: Interest on the principal amount of the foreign currency loan shall be calculated from the date the Lender transfers the loan to the Borrower’s account. Interest should be calculated daily using the following formula: Current day’s loan balance × Daily interest rate. The conversion between daily interest rate and annual interest rate shall be carried out in accordance with the regulations of the People’s Bank of China and international practices.

2.	The repayment method of loan interest shall be carried out in accordance with the provisions of special agreement eleven in Article 23 of this Contract.

Penalty Interest and Compound Interest:

1.	If the Borrower uses the loan for purposes not agreed upon in this Contract, the Lender has the right to charge penalty interest on the misappropriated loan from the date of misappropriation, as specified in special agreement twelve in Article 23 of this Contract. If the Borrower fails to repay the loan on time and does not reach an agreement with the Lender on an extension, the Lender has the right to charge penalty interest on the overdue loan from the date of overdue payment, as specified in special agreement thirteen in Article 23 of this Contract. The Lender has the right to charge compound interest based on the loan overdue interest rate specified in this Contract for interest not paid on time (including interest before the loan maturity and after the loan maturity, misappropriation penalty interest, and overdue penalty interest). For the same loan that is both overdue and used for purposes not agreed upon in the contract, the higher interest rate will apply.

2.	If a fixed interest rate is applied to the loan, the penalty interest rate will also be fixed; if a floating interest rate is applied to the loan, the penalty interest rate will also be floating, with the same adjustment frequency as the loan interest rate.

3.	The calculation and collection of penalty interest and compound interest shall be carried out in accordance with the repayment method of loan interest specified in this contract.

Article 6: Prerequisites for Loan Disbursement

The Borrower may apply for disbursement of the loan under this Contract, only after meeting the following prerequisites as required by the Lender:

1.	The Borrower has submitted the following documents to the Lender. The conditions stated in the documents remain unchanged and are continuously valid, or the Borrower has provided explanations and clarifications satisfactory to the Lender for any changes:

o	Loan application, including but not limited to the main details of the loan project such as project name, amount, purpose, term, repayment plan, and repayment source.

o	Valid and legitimate business license of the Borrower, articles of association (loan card and password/credit code, list and signatures of the legal representative and board members, principal responsible person, financial responsible person, valid identification document of the legal representative or its authorized representative, written consent of the legal representative or its authorized representative and related natural persons for the Lender to handle their personal information, and other corporate documents deemed necessary by the Lender).

o	Real, legitimate, and valid resolution of the board of directors or shareholders’ meeting, approved by the legal number of directors or shareholders, regarding the approval to apply for the loan under this Contract and specifying the loan purpose, and acceptance of all loan conditions required by the Lender, or other documents deemed necessary by the Lender.

o	Approved annual reports for the last three years (with audit reports and notes), as well as the latest and previous year’s financial statements. For Borrowers established for less than three years, provide annual reports since establishment.

o	Information about affiliated enterprises.

o	For temporary working capital loans, provide relevant contracts, purchase orders, debt certificates, or other related documents or evidence.

o	In case of intending to use pledge/collateral, provide proof of ownership of the pledge/collateral, evaluation value report, and completion of pledge/collateral registration procedures as required by relevant laws and regulations. The original documents of ownership proof, registration certificates, etc., have been submitted to the Lender as requested. In the case of using third-party guarantees, provide relevant guarantee documents according to the requirements mentioned in points 2 to 4, and the guarantee contract is effective and continuously valid.

o	If the Lender requires insurance for pledged/collateral assets, the insurance procedures naming the Lender as the primary beneficiary have been completed, and the original insurance policy has been submitted to the Lender, and the insurance is continuously valid. The Borrower hereby transfers the right to claim insurance benefits due to an insurance event to the Lender.

o	Special industry enterprises must provide special industry production and operation licenses or enterprise qualification certificates issued by the authorized department.

o	If notarization or other procedures are required by either party under this contract, the relevant notarization procedures have been completed.

o	The Borrower has opened an account at the Lender’s institution as required by the Lender, and voluntarily accepts the Lender’s credit and payment supervision.

o	For foreign exchange project loans, provide valid documents proving the use of the foreign exchange loan and approvals from relevant departments, in compliance with foreign exchange management policies.

o	Provide value-added tax, business tax, and income tax declaration forms as requested by the Lender.

o	The Borrower has issued a commitment letter regarding the use of credit funds as required by the Lender.

o	The Borrower and related natural persons have provided written consent to the Lender for handling their personal information, as requested by the Lender.

o	Other documents, reports, vouchers, or any other materials as requested by the Lender.

2.	The Borrower has been lawfully established, operates in compliance with laws and regulations, possesses sustainable operational capabilities, and has a lawful source of repayment.

3.	The loan purpose is clear, and complies with laws and regulations.

4.	The statements and commitments made by the Borrower in Article 11 of this Contract remain true and effective; there have been no occurrences of default or potential events of default on or before the day of the loan application.

5.	The Borrower has filled out the promissory note or loan certificate related to the loan. The promissory note or loan certificate is an integral part of this Contract and holds equal legal validity with this Contract. In the event of any inconsistency regarding the loan amount, loan term, loan interest rate, etc., between this Contract and the promissory note or loan certificate, the details in the promissory note or loan certificate shall prevail.

6.	The Borrower has a good credit standing with no significant adverse records; if the Borrower is a newly established legal entity, its controlling shareholder should have a good credit standing as well (the Borrower should provide written consent from the natural person controlling shareholder for the Lender to handle their personal information) and have no significant adverse records.

7.	Other prerequisites for loan disbursement required by the Lender.

The Lender’s fulfillment of obligations under this Contract shall be predicated upon the satisfaction of the prerequisites for loan disbursement as specified in this article. The Lender reserves the right to unilaterally decide to reduce or waive some of the prerequisites for loan disbursement, and the Borrower or guarantor may not use such conditions as a basis to dispute the Lender’s actions.

The Lender is entitled to make appropriate adjustments to the disbursement of the loan based on factors such as the compliance of the financing project with relevant laws, regulations, policies, the fulfillment of prerequisites for loan disbursement required by the Lender, the signing of corresponding guarantee contracts under this Contract, and the time required for handling the guarantee procedures.

The Borrower hereby agrees that if, after the signing of this Contract, any disbursement made by the Borrower fails to meet the prerequisites for loan disbursement as stipulated in this Contract or the conditions for the payment of the loan funds, the Lender has the right to cease disbursement, suspend the payment of loan funds, or terminate this loan agreement. Any resulting responsibilities or losses shall be borne by the Borrower. The Lender shall notify the Borrower of the contract termination, and the Borrower’s objection period is five working days from the date of the termination notice, delivered to the Borrower in the manner specified in this Contract. If the Borrower does not raise any objections, the Contract shall be automatically terminated upon the expiration of the objection period. If the Borrower raises objections but the parties fail to reach an agreement within five working days after the expiration of the objection period, the Lender has the right to demand early repayment of the loan as specified in this Contract.

Upon the Lender’s verification that the Borrower meets the prerequisites for loan disbursement as stipulated in this Contract, the Lender shall disburse the loan funds in accordance with the provisions of Article 7 of this Contract.

Article 7: Account Monitoring and Disbursement of Loan Funds

Account Monitoring:

In accordance with the relevant national laws, regulations, and regulatory requirements, the Borrower undertakes to satisfy the prerequisites for loan disbursement as agreed in the contract before applying for the loan disbursement and agrees to the Lender’s supervision of the use of the loan funds for the agreed purposes. The Lender has the right to conduct account monitoring over the Borrower’s basic deposit account, general deposit account, and special deposit account, and to supervise and control the disbursement, payment, and repayment of loan funds in accordance with the provisions of the contract. The Borrower shall promptly provide the fund inflow and outflow situation of the designated fund recirculation account specified in Article 23 of this Contract.

The Lender may, based on the Borrower’s credit standing, financing situation, etc., negotiate and sign a separate account management agreement with the Borrower to specify the management of the inflow and outflow of funds in the designated account for fund recirculation. The Lender has the right to demand early repayment of the loan based on the Borrower’s fund recirculation situation.

Disbursement of Loan Funds:

1.	The Lender has the right to manage and control the disbursement of loan funds through trustee payments or self-payment by the Borrower.

o	“Trustee payment” by the Lender refers to the Borrower authorizing the Lender to make payment of the loan funds to the borrowing counterparty, who meets the agreed purposes of this contract. When using the trustee payment method, before the disbursement of loan funds, the Borrower shall provide relevant transaction information in accordance with the agreed purposes of this contract. Upon the Lender’s approval after verification, the loan funds shall be promptly paid to the borrowing counterparty through the Borrower’s account. If using the trustee payment method, after the loan funds have been paid to the borrowing counterparty, and if for reasons such as the underlying transaction contract being revoked, terminated, or declared invalid, resulting in the refund of the loan funds, the Lender has the right to demand early repayment of the loan according to the provisions of Article 12 of this Contract.

o	“Self-payment” by the Borrower means that the Lender disburses the loan funds to the Borrower’s account, and the Borrower independently makes payments to the relevant borrowing counterparty in line with the agreed purposes of this contract. When using the self-payment method, the Borrower shall regularly report to the Lender the details of the loan funds payment. The Lender has the right to verify the loan payment compliance with the agreed purposes through account analysis, document verification, on-site investigation, and other means.

2.	Trustee Payment: When the loan funds disbursement falls under the circumstances specified in Article 23, Special Provisions, Clause 15 of this Contract, trustee payment by the Lender shall be used.

3.	During the loan disbursement and payment process, if the Borrower encounters the following situations, the Lender may require additional conditions for loan disbursement and payment and has the right to implement stricter disbursement and payment conditions and to stop the disbursement and payment of loan funds, taking corresponding measures as stipulated in Article 14, Clause 2 of this Contract:

o	Deteriorating credit standing;

o	Weak profitability in the main business operations;

o	Abnormal use of the loan funds;

o	Other circumstances as deemed by the Lender.

Article 8: Repayment of Principal and Interest

The principal amount of the loan under this Contract shall be repaid in accordance with the method specified in Article 22, Special Provisions, Clause 16 of this Contract.

The Borrower shall duly and fully repay the principal and interest of the loan under this Contract to the Lender on the agreed repayment and interest payment dates.

If a repayment date falls on a non-business day for the Lender, the repayment shall be postponed to the next business day for the Lender, and the non-business day shall be counted as the actual days the loan is utilized. When making the final repayment of the principal amount, the interest shall be paid along with the principal, without being bound by the interest payment date specified in Article 5 of this Contract.

If the Borrower fails to repay the loan under the loan agreement on time and requires an extension of the repayment, the Borrower should submit a written application for loan extension to the Lender in advance according to the provisions of Article 13, Special Provisions, Clause 17 of this Contract. Upon the Lender’s review and consent, both parties shall sign a “Loan Extension Contract” as a supplementary agreement to this Contract.

Early Repayment:

The Borrower shall repay the principal and interest of the loan on the agreed dates specified in this Contract.

If the Borrower requests early partial or full repayment of the principal and interest, the Borrower should provide a written advance notice to the Lender and obtain written consent from the Lender in accordance with the provisions of Article 23, Special Provisions, Clause 18 of this Contract. Upon the Lender’s written consent, after the Borrower’s early repayment of a portion of the loan principal and interest, both parties shall negotiate and determine the subsequent repayment terms, repayment schedule, and repayment amount. Interest on the early repayment of the loan principal shall be calculated based on the actual usage period and the loan interest rate specified in this Contract. The Lender shall not adjust the interest already accrued on the early repayment of the loan principal.

If the Borrower requests early repayment, the Lender has the right to require the Borrower to pay a prepayment penalty in accordance with the provisions of Article 23, Special Provisions, Clause 18 of this Contract. However, if the Borrower belongs to small and micro enterprises as defined by national regulations and policies, the prepayment penalty shall not be imposed.

In the event that the Borrower fails to fulfill the obligations as stipulated in this Contract, the Borrower hereby irrevocably authorizes the Lender to directly deduct payments from any accounts held by the Borrower at the Lender and its affiliated branches or subsidiaries of the Industrial and Commercial Bank, without the need for judicial procedures. Such deductions may include, but are not limited to, loan principal and interest (including principal, interest, penalty interest, compound interest), default penalties, damages, and costs associated with the realization of the Lender’s rights. The Borrower agrees that the Lender has the right to determine the specific order of deduction. If the currency in the accounts differs from the loan currency, the Lender has the right to convert and deduct based on the exchange rate published by the Lender on the day of deduction. If any of the mentioned accounts involve financial products or structured deposits, the Borrower hereby irrevocably authorizes the Lender to directly initiate the redemption of related products or take other necessary measures to ensure a smooth deduction, and the Borrower shall provide all necessary cooperation.

Article 9: Guarantee

The guarantee contract for this Contract is specified in Article 23, Special Provisions, Clause 19 of this Contract.

In addition to the signed guarantee contracts mentioned above, in the event of exchange rate fluctuations or any other events deemed by the Lender as potentially impacting the Borrower’s or guarantor’s ability to fulfill their obligations, the Lender has the right to request the Borrower to provide additional collateral or new guarantees and to sign relevant guarantee contracts. The Borrower shall cooperate with the Lender as required.

Until the guarantee contract under this Contract is signed and the guarantee procedures are completed, the Lender has the right to temporarily refrain from performing various obligations under this Contract, such as disbursement of the loan.

Article 10: Rights and Obligations of Both Parties

Rights and Obligations of the Lender:

1.	Rights of the Lender:

o	The Lender has the right to request the Borrower to provide true information, including personal information.

o	The Lender has the right to demand that the Borrower duly repay the principal and interest of the loan on time.

o	The Lender has the right to request the Borrower to provide all relevant information related to the loan.

o	The Lender has the right to understand the Borrower’s production, operation, and financial conditions.

o	The Lender has the right to supervise the Borrower’s use of the loan for the purposes agreed upon in this Contract.

o	The Lender has the right to monitor the use of the loan and make requests.

o	In the event that the Borrower has multiple debts of the same type with the Lender and the funds paid by the Borrower are insufficient or potentially insufficient to settle all debts, the Lender has the right to determine the specific order of settlement or deduction when settling the debts.

o	The Lender has the right to directly deduct loan principal and interest (including principal, interest, penalty interest, compound interest), default penalties, damages, and costs associated with the realization of the Lender’s rights from any accounts held by the Borrower at the Lender and its affiliated branches or subsidiaries of the Industrial and Commercial Bank, without the need for judicial procedures. The Borrower agrees that the Lender has the right to determine the specific order of deduction. If the currency in the accounts differs from the loan currency, the Lender has the right to convert and deduct based on the exchange rate published by the Lender on the day of deduction. If any of the mentioned accounts involve financial products or structured deposits, the Borrower hereby irrevocably authorizes the Lender to directly initiate the redemption of related products or take other necessary measures to ensure a smooth deduction, and the Borrower shall provide all necessary cooperation.

o	The Lender has the right to transfer all claims and guarantee rights under this Contract to a third party at any time without the need for the Borrower’s consent. Even after the Lender transfers the loan and guarantee rights under this Contract, the Borrower still bears all obligations under this Contract.

o	If the Borrower fails to repay the loan principal and interest as agreed in the contract, fails to implement the repayment of the principal and interest, or breaches any obligations under this Contract, the Lender has the right to report the Borrower’s default and dishonesty information to the People’s Bank of China and its credit reporting agencies or credit systems, or to banking associations, banking regulatory authorities, or other administrative/judicial/supervision departments and their established or recognized information management systems or news media, and take legal measures such as collection, litigation, arbitration, or application for an enforcement certificate from a notary office, as well as take or jointly take with other banking and financial institutions measures to reduce or suspend credit facilities, suspend the opening of new settlement accounts, or suspend the Borrower’s legal representative/Borrower’s new credit card, and other joint credit punishment measures.

o	The Lender has the right to decide on early loan recovery based on the Borrower’s fund inflow situation.

o	The Borrower has the obligation to provide additional collateral or pledge guarantees as requested by the Lender or to implement other risk mitigation measures accepted by the Lender in the event of exchange rate fluctuations or other circumstances deemed by the Lender to potentially affect the security of its rights.

o	The Lender has the right to enjoy other rights provided by laws, regulations, or stipulated in this Contract.

2.	Lender’s Obligations:

o	To disburse and pay out the loan funds according to the provisions of this Contract.

o	To keep confidential the Borrower’s debts, financial, production, and operational status, except in the following cases:

1.	Required by laws and regulations.

2.	Required by regulatory authorities or supervisory bodies.

3.	Disclosure to the Lender’s partners or collaborators.

Rights and Obligations of the Borrower:

1.	Rights of the Borrower:

o	The right to withdraw and use the entire loan as provided in this Contract.

o	The right to demand that the Lender fulfill confidentiality obligations for the information provided by the Borrower as per the terms of this Contract.

2.	Obligations of the Borrower:

o	To truthfully provide the documents and materials requested by the Lender, including information on all bank accounts, account numbers, and loan balances, as well as relevant personal information, and to cooperate with the Lender’s investigations, reviews, and inspections.

o	To accept the Lender’s supervision or inspection of the use of credit funds, as well as the Borrower’s production, operations, and financial activities, and to promptly take reasonable measures in response to the Lender’s suggestions or requests.

o	To use the loan for the purposes specified in this Contract, without diversion to other uses, and to ensure that the loan is not used for fixed asset investment; equity investments; activities in areas and sectors prohibited by the state; speculative trading of stocks, securities, futures, wealth management products, or real estate; intra-company or company-to-individual lending activities; illegal income generation; illegal means to acquire credit funds; or any other illegal or non-compliant activities according to national laws and policies, as well as to refrain from activities where banking credit funds are prohibited from entering by regulatory authorities.

o	In accordance with the provisions of Article 7 of this Contract, to accept the Lender’s monitoring of the Borrower’s account and the management of loan funds disbursement.

o	To repay the loan principal and interest in a timely and full manner as stipulated in this Contract.

o	Without the Lender’s written consent, the Borrower may not transfer all or part of the debt under this Contract to a third party.

o	The Borrower may not reduce its registered capital in any way. Without the Lender’s written consent, the Borrower may not extend the period for the payment or subscription of registered capital.

o	Prior to significant events such as mergers, divisions, equity transfers, outward investments, or significant increases in debt financing, the Borrower should notify the Lender in writing at least 30 working days in advance and obtain written consent from the Lender. The Borrower should actively implement measures to ensure the timely and full repayment of the loan principal and interest under this Contract in accordance with the Lender’s requirements. Significant events include but are not limited to:

1.	Applying for loans or additional debts from third parties, providing loans to third parties, or providing guarantees for third-party debts that could impact or potentially impact the repayment of the loan principal and interest.

2.	Making significant changes to property rights, methods of operation, or other business adjustments (including but not limited to signing joint ventures or cooperation contracts with foreign, Hong Kong, Macao, or Taiwan businesses; dissolution, closure, production suspension, or restructuring; mergers, acquisitions, being acquired; restructuring, or transforming into a joint-stock company; outward investments; exchanging property rights, operating rights through leasing, contracting, joint ventures, or trustee management; or investing in stocks or shares of companies using real estate, machinery, equipment, state-owned assets, trademarks, patents, proprietary technologies, or land use rights, etc.).

3.	Changes in equity reaching the circumstances specified in Clause 20 of the special provisions under Article 23 of this Agreement.

o	Within 7 working days from the occurrence or potential occurrence of any of the following circumstances, the Borrower should notify the Lender in writing and actively implement measures to ensure the timely and full repayment of the loan principal and interest under this Contract in accordance with the Lender’s requirements:

1.	Significant financial losses, asset losses, or other financial crises.

2.	Suspension of business, revocation of business license, application for bankruptcy, dissolution, or any similar circumstances.

3.	Major crises in the operations or finances of the Borrower’s controlling shareholder and other associated companies that may affect normal operations.

4.	Significant changes in the Borrower’s legal representative, directors, or senior management that may affect normal operations.

5.	Changes in the guarantor’s equity reaching the circumstances specified in Clause 21 of the special provisions under Article 23 of this Agreement.

6.	Significant related party transactions between the Borrower and its controlling shareholder and other associated companies, affecting normal operations.

7.	Lawsuits, arbitration, criminal or administrative penalties resulting in significant adverse consequences for the Borrower’s business or financial situation.

8.	Other significant events that may affect the Borrower’s solvency.

o	Upon the Lender’s request (unless due to the occurrence of a default event or potential default event, or due to specific circumstances that do not require prior notification), to allow the Lender’s representatives to engage in the following activities during normal business hours:

1.	Visit the premises where the Borrower conducts business operations.

2.	Inspect the Borrower’s premises, facilities, factories, and equipment.

3.	Access the Borrower’s ledger records and all other related records.

4.	Inquire with the Borrower’s employees, agents, subcontractors, or subcontractors who have knowledge or potentially have knowledge of the required information by the Lender.

o	The Borrower guarantees to maintain its financial condition within the scope stipulated in Clause 22 of the special provisions under Article 23 of this Contract, including current assets, net asset value, asset-liability ratio, and asset liquidity ratio, during the loan period.

o	The Borrower must sign and return any collection letters or documents sent by the Lender, and provide the signed receipt to the Lender.

Article 11: Declaration and Commitment of the Borrower

The Borrower voluntarily makes the following declaration and commitment, assuming legal responsibility for the veracity of its contents:

●	The Borrower is a legal entity validly established in accordance with the laws of the People’s Republic of China and possesses full capacity for civil conduct. The Borrower undertakes to provide the Lender with relevant certifications, permits, certificates, and any other documents as required by the Lender.

●	The Borrower has the necessary capability to fulfill all obligations and responsibilities under this Contract, and any change in instructions or financial circumstances, or any agreements made with other entities, shall not reduce or exempt the Borrower’s repayment obligations.

●	The Borrower has been duly authorized and has legal rights to sign this Contract. The Borrower has obtained and fulfilled all necessary approvals, authorizations, registrations, consents, permits, and other related procedures for signing and executing this Contract. All such approvals, registrations, consents, permits, authorizations, and related procedures retain full legality and effectiveness.

●	The signing of this Contract by the Borrower is in full compliance with the Borrower’s articles of association, internal decisions, and resolutions of the shareholders’ meeting and the board of directors. The Borrower guarantees that these internal decisions and resolutions fully comply with national laws and regulations, as well as the provisions of the company’s articles of association, with no instances of invalid, non-establishing, or revocable circumstances. This Contract does not conflict or violate any of the Borrower’s articles of association, internal decisions and resolutions, or the Borrower’s policies.

●	The signing and execution of this Contract by the Borrower are based on the Borrower’s genuine intentions. The financing complies with legal requirements, and the signing and execution of this Contract do not contravene any binding laws, regulations, ordinances, or contractual provisions. This Contract is legal, valid, and enforceable, and if the Borrower’s rights are found to be defective during the signing and execution of this Contract, the Borrower will immediately and unconditionally compensate the Lender for all losses.

●	The Borrower guarantees that all documents, financial statements, and other information provided to the Lender under this Contract are true, complete, accurate, and valid, and continually maintain all financial indicators as required by the Lender.

●	The Borrower agrees that the loan business under this Contract is subject to the regulations, conventions, and practices of the Lender. The Lender has the right to recall the loan based on the Borrower’s fund inflow situation.

●	In the event that the Borrower has multiple debts of the same kind, and the funds paid by the Borrower are insufficient or potentially insufficient to settle all debts, the Lender has the discretion to determine the specific order of settlement or deduction.

●	Should the Borrower fail to fulfill its obligations as per this Contract, the Borrower authorizes the Lender to directly deduct loan principal and interest (including principal, interest, penalty interest, compound interest), default penalties, damages, and costs related to the realization of the Lender’s rights from any accounts held by the Borrower at the Lender and its affiliated branches or subsidiaries of the Industrial and Commercial Bank, without the need for judicial procedures. The Borrower agrees that the Lender has the right to determine the specific order of deduction. If the currency in the accounts differs from the loan currency, the Lender has the right to convert and deduct based on the exchange rate published by the Lender on the day of deduction. If any of the mentioned accounts involve financial products or structured deposits, the Borrower hereby irrevocably authorizes the Lender to directly initiate the redemption of related products or take other necessary measures to ensure a smooth deduction, and the Borrower shall provide all necessary cooperation.

●	Regardless of before or after the signing of this Contract, should the Borrower submit any documents related to specific transactions for the Lender’s review, the Borrower guarantees the truthfulness of all documents. The Lender will only determine the superficial authenticity of the transaction documents. The Lender will not participate in or be aware of the specific transactions engaged in by the Borrower, nor assume any responsibility.

●	The Borrower confirms that, except as disclosed in writing to the Lender, the Borrower has not concealed any events that have occurred or may occur which might lead to the Lender’s refusal to disburse the loans under this Contract, including:

1.	Debts or contingent liabilities assumed by the Borrower, including but not limited to any undisclosed mortgages, pledges, liens, or other encumbrances on the Borrower’s assets or income.

2.	Significant cases of misconduct, violation of laws, or claims involving the Borrower or its key personnel.

3.	Default by the Borrower in any debt contract with any other creditor.

4.	Pending or potential litigation, arbitration, or administrative penalty proceedings against the Borrower or its properties, initiated actively or passively by a third party.

5.	Other events that may affect the Borrower’s financial condition and repayment capabilities.

●	The Borrower promises to use the loan for the purpose specified in this Contract and not in any manner contrary to the intended purpose. The Borrower agreed to accept and cooperate with the Lender’s loan disbursement and post-loan management, as well as related inspections. The Borrower should also comply with the Lender’s supervision, inspection, and inventory of the use of loan funds, the Borrower’s production and operations, financial activities, inventory, assets, liabilities, bank deposits, and cash, or any other requirements considered necessary or appropriate by the Lender.

●	Provide sufficient, valid, or other acceptable guarantees recognized by the Lender. If the collateral under this Contract involves real estate mortgages, the Borrower should promptly notify the Lender when notified of the potential demolition of the mortgaged property. In case of a demolition, if the compensation method chosen includes a property rights exchange, the Lender has the right to request early repayment of the debt, or to re-establish the collateral and sign a new mortgage agreement. Before the original collateral property’s registration is void but the new mortgage registration has not been completed, the Borrower should provide a guarantor capable of providing security.

●	For any expropriation-based compensation for the demolition real estate, the Borrower is responsible for requiring the mortgagor to continue providing assurances for the principal debt through the establishment of a compensation account or deposit certificate, ensuring that the security for the principal debt is maintained.

●	The Borrower may not reduce its registered capital in any way. Without obtaining the Lender’s prior written consent, the Borrower may not transfer all or part of the debt under this Contract to a third party. Prior to the complete repayment of the debts under this Contract, the Borrower may not prematurely repay its debts with other creditors (excluding other branches of the Industrial and Commercial Bank) without obtaining the Lender’s written consent.

●	The Borrower must promptly notify the Lender of any significant adverse events that may affect the Borrower’s repayment capabilities. Before engaging in mergers, divisions, equity transfers, outward investments, or significant increases in debt financing, the Borrower must obtain the Lender’s written consent.

●	If the Lender becomes involved in legal actions, arbitrations, or disputes with the Borrower or any third party associated with the Borrower due to the fulfillment of the obligations under this Contract, the Borrower shall bear all litigation or arbitration costs, legal fees, and other expenses incurred by the Lender.

●	For settlement transactions under this Contract, the Borrower is required to settle through accounts opened with the Lender.

●	The Borrower guarantees that the information disclosed in the Comprehensive Public Credit Information System for Businesses is true, complete, and legally effective, and undertakes to continuously allow the Lender to query both disclosed and undisclosed information in this system. If the Lender requests asset verification, the Borrower agrees to undergo asset verification according to the Lender’s requirements and provide an asset verification report issued by a professional agency.

●	The Borrower hereby declares and authorizes: the Lender is entitled to conduct necessary investigations into the Borrower’s credit status in accordance with national laws and relevant policies, including inquiring about the Borrower’s credit information from the national financial credit information database and submitting relevant credit information to the national financial credit information database, in accordance with the requirements of the People’s Bank of China on the construction of corporate and personal credit.

●	The Borrower hereby declares and authorizes: the Lender is entitled to submit information related to this Contract and other relevant information to the relevant administrative/judicial/supervisory departments, banking regulatory agencies, banking associations, and their established or recognized information management systems as needed for information management, and allows authorized parties to legitimately query relevant information.

●	If the Borrower defaults under this Contract or any circumstances occur that might jeopardize the Lender’s rights realization, the Lender is entitled to demand the Borrower’s shareholders to accelerate their subscribed capital obligations, and the Borrower is committed to ensuring that its shareholders comply with the Lender’s timely capital subscription requirements. The Lender can also demand that the Borrower and its shareholders refrain from distributing dividends.

●	The Borrower promises that the transaction background of this loan business is truthful, legal, and not used for illegal activities such as money laundering.

●	The Borrower hereby irrevocably commits that in the event of any breach of obligations under this Contract, the Lender may report the Borrower’s default and dishonesty information to the People’s Bank of China and its established or approved credit agencies and credit systems, or to the banking industry associations, banking regulatory agencies, or other administrative/judicial/supervisory departments and their established or approved information management systems, as well as news media for disclosure and announcement.

●	The Borrower also irrevocably authorizes relevant banking industry associations to share the Borrower’s default information among the banking industry financial institutions and even make it publicly available through appropriate channels.

●	The Borrower understands that the Lender has the right to take various measures as stipulated in this Contract, and is aware that the Lender or other banking industry financial institutions have the right to jointly reduce or suspend credit, cease opening new settlement accounts, or suspend the Borrower’s legal representative/new credit cards through joint credit punishment and protection measures.

●	The Borrower’s declaration and commitment to other matters can be found in Article 23, Special Provision 4 of this Contract.

Article 12: Early Repayment

During the loan period, if any of the following circumstances occur with the Borrower or the Guarantor (including but not limited to the surety, mortgagor, or pledgor):

1.	Providing false materials or concealing important business and financial facts, or submitting any proofs, documents, or any one of the statements and commitments in Article 11 of this Contract that is proven to be untrue, inaccurate, incomplete, or deliberately misleading;

2.	Altering the original purpose of the loan without the written consent of the Lender, misappropriating the loan, or engaging in illegal or irregular transactions with the loan funds;

3.	Utilizing false contracts between affiliated parties to discount or pledge receivables, accounts receivable, or other assets with no real trade background as collateral to obtain Lender’s funds or credit;

4.	Refusing to accept the Lender’s supervision and inspection of the use of credit funds and related business and financial activities;

5.	Involvement in mergers, divisions, acquisitions, restructurings, equity transfers, outward investments, or significant increases in debt financing, which the Lender deems might affect the security of the loan;

6.	Evasively transferring debts through related-party transactions;

7.	Deterioration of credit status, significant weakening of repayment capacity (including contingent liabilities);

8.	The occurrence of cross-default situations as stipulated in Article 15 of this Contract by the Borrower or its affiliated enterprise, or by the Guarantor or its affiliated enterprise;

9.	Failure by the Borrower to repay the principal and interest of the loan under this Contract on time;

10.	Default on debts, or indicating an inability to repay the debts when due;

11.	Suspension of business operations, bankruptcy declaration, dissolution, revocation of business license, revocation, or deterioration of financial conditions, etc.;

12.	Failure by the Borrower to fulfill the obligations stipulated in Article 10 and Article 13 of this Contract, or any other obligations stipulated in this Contract, or failure by the Guarantor to fulfill the obligations stipulated in the guarantee contract;

13.	A significant depreciation or possible significant reduction in value of the collateral, or the realization of the rights of the pledged assets having to be completed before the loan’s maturity;

14.	Abnormal changes, disappearance or legal investigation or restriction of personal freedom of the legal representative, major investor, directors, supervisors, or senior management personnel of the Borrower or the Guarantor which have or might affect the performance of the obligations under this Contract;

15.	Involvement in major litigation, arbitration, or other disputes by the Borrower/Guarantor, the Borrower/Guarantor’s controlling shareholders, actual controllers, or their related parties, or the freezing, deduction, compulsory execution, or the adoption of other similar measures involving major assets, which might endanger or damage the Lender’s interests;

16.	Other events as stipulated in this Contract, or events based on the Borrower’s fund recovery situation, or other events which might endanger or damage the Lender’s interests.

In cases of the premature repayment circumstances mentioned above, the Lender may unilaterally decide whether to grant the Borrower a certain grace period based on the Borrower’s production and operation, financial condition, and fund recovery, etc. If the Lender grants the Borrower a grace period, and the Borrower fails to take remedial measures within the grace period or the measures taken do not meet the Lender’s requirements, the Lender has the right to unilaterally decide on early repayment. The Lender may also choose not to grant the Borrower a grace period and directly decide on early repayment.

When early repayment occurs, the Lender has the right to take corresponding measures as stipulated in the second paragraph of Article 14 of this Contract.

Article 13: The Borrower’s Obligation to Disclose Major Transactions and Events to the Lender

The Borrower shall promptly provide written reports to the Lender regarding any major transactions and events that have occurred.

If the Borrower is a group client, the Borrower shall, in accordance with relevant regulations, promptly report to the Lender any related-party transactions exceeding 10% of the Borrower’s net assets, including but not limited to:

(a) The relationship between the parties involved in the transaction;

(b) The transaction’s project and nature;

(c) The amount of the transaction or its corresponding proportion;

(d) Pricing policies (including transactions with no specified amount or only nominal amounts).

In the event of significant changes in the fundamental conditions of this contract that were unforeseeable at the time of signing and do not fall under commercial risks, and require renegotiation, the Borrower shall promptly inform the Lender within three working days after the occurrence of such changes.

Article 14: Breach of Contract Liabilities

After this contract takes effect, both the Borrower and the Lender shall fulfill the obligations stipulated in this contract. If either party fails to fulfill or only partially fulfills the obligations stipulated in this contract, such party shall bear the corresponding breach of contract liabilities.

If the Borrower fails to use the loan for its intended purpose as stipulated in this contract, fails to use the loan funds in the specified manner, breaches declarations and commitments, provides false information in loan application documents, breaches agreed financial indicators, or occurs in serious cross-default events or any other failure to meet the provisions of this contract, the Lender has the right to take one or more of the following measures:

(a) Require the Borrower to rectify the breach within a specified period;

(b) Suspend the disbursement of the undisbursed loans under this contract and stop the disbursement of undisbursed loan funds under this contract;

(c) Require the Borrower to supplement the loan disbursement and payment conditions in compliance with the Lender’s requirements, or cancel the Borrower’s use of the loan “self-pay” method;

(d) Unilaterally decide to prematurely call the entire or partial debt;

(e) Unilaterally terminate or rescind this contract, demand the Borrower to repay the principal and interest due or outstanding under the loan, and pay or compensate for relevant losses;

(f) Require the Borrower to pay overdue penalty interest in case of loan delinquency, pay misappropriation penalty interest in case of loan diversion, and pay compound interest on unpaid interest (including interest, penalty interest for diversion, and overdue penalty interest) if applicable;

(g) Require the Borrower to add or replace guarantors, collateral, or pledge rights;

(h) Exercise any rights under any guarantee related to the loan;

(i) Directly withhold funds from any account opened by the Borrower at the Lender and its branches and subsidiaries, or entrust a third party to deduct funds from the Borrower’s account, including but not limited to loan principal, interest, penalty interest, compound interest, default fines, and the Lender’s costs for realizing its rights. The Borrower agrees that the Lender has the right to determine the specific sequence of deductions. If the currency in the account differs from the loan currency, the Lender has the right to convert the currency at the daily exchange rate published by the Lender for deductions. If any accounts covered by this provision involve wealth management products or structured deposits, the Lender has the right to directly initiate redemption requests for such products or take other appropriate measures to ensure the successful deduction of the aforementioned funds;

(j) Initiate legal proceedings, arbitration, or apply to a notary office for an enforcement certificate, and require the Borrower to pay the loan interest and bear the costs for the Lender to realize its rights;

(k) The Lender has the right to seize or retain any movable or immovable property, tangible or intangible assets under the control and possession of the Borrower through any appropriate measures deemed by the Lender;

(l) The Lender has the right to report the Borrower’s default and untrustworthy information to the People’s Bank of China and its established or approved credit institutions and credit system, or banking associations, banking supervisory authorities, or other government/judicial/supervisory departments, and their established or recognized information management systems or news media. Additionally, the Lender may reduce or suspend credit lines, stop opening new settlement accounts, or suspend the issuance of credit cards to the legal representatives or new credit card applicants of the Borrower, jointly with other banking and financial institutions, under joint default punishment measures;

(m) Other measures stipulated by laws and regulations, this contract, or deemed appropriate by the Lender.

If the Lender fails to provide the loan on the agreed date and amount, causing losses to the Borrower under the prerequisites for loan disbursement and payment conditions stipulated in this contract, the Lender should compensate the Borrower for the direct economic losses incurred. However, regardless of the situation, the Lender shall not be liable for any foreseeable or unforeseeable indirect losses incurred by the Borrower.

During the performance of this contract, if the materials provided by the Borrower are untrue, inaccurate, incomplete, or flawed in any way, leading to the Lender’s erroneous or delayed disbursement, or the Borrower’s violation of the self-payment method as agreed in this Contract or causing other losses, the Lender shall not bear any responsibility.

The Lender shall not be held responsible for any disputes arising from loan disbursement and payment, or any other losses incurred due to the freezing of the loan disbursement account or payment recipient account, or other reasons stipulated in this contract.

If any of the guarantors under this contract (i.e., sureties, mortgagors, pledgors) experiences any of the following circumstances, the Lender has the right to take measures as stipulated in the second paragraph of this article:

(a) The surety fails to fulfill the obligations under the guarantee contract, or its qualification deteriorates, or other events occur that weaken the surety’s ability;

(b) The mortgagor fails to fulfill the obligations under the mortgage contract, intentionally damages the mortgaged property, or the value of the mortgaged property may have significantly decreased or has already decreased, or other events that are detrimental to the Lender’s mortgage rights occur;

(c) The pledgor fails to fulfill the obligations under the pledge contract, and the value of the pledged property has significantly decreased or may decrease, or the pledged rights must be realized before the loan is repaid, or other events that are detrimental to the Lender’s pledge rights occur.

Article 15: Cross Default

If the Borrower or its affiliated enterprises, and the Guarantor or its affiliated enterprises, encounter any of the following circumstances, it shall be deemed as concurrent default under this contract. The Lender has the right to prematurely demand repayment in accordance with Article 12 of this contract and require the Borrower to assume the corresponding liability for breach of contract as stipulated in Article 14 of this contract:

1.	Any borrowing, financing, or debt encounters or may encounter default or is declared to be due prematurely;

2.	Any guarantee obligations are not fulfilled, or there is a possibility of non-fulfillment;

3.	Failure to fulfill or violation of legal documents or contracts related to debt guarantees and other similar obligations, or there exists non-compliance or unreliability;

4.	Situations of being unable to repay the due debts or due loans/financing;

5.	Declared bankrupt or on the verge of being declared bankrupt through legal proceedings;

6.	Transfer of assets or properties to other creditors;

7.	Other situations that jeopardize the security of principal and interest under the loans in this contract.

Article 16: Continuity of Obligations

All obligations of the Borrower under this contract are continuous and fully and equally binding on its successors, agents, receivers, assignees, as well as on entities resulting from mergers, reorganizations, name changes, and other changes.

Article 17: Acceleration of Principal and Interest Clause

The Borrower agrees that in the event that the Borrower fails to fulfill the declarations and commitments under Article 11 of this contract, or fails to fulfill any obligation under this contract, the Lender has the right to demand immediate repayment of all outstanding and future principal, interest (including penalty interest and compound interest) obligations of the Borrower to the Lender, including the loans under this contract, upon default.

Article 18: Subrogation

The Borrower expressly declares that regardless of whether the Lender’s claim has matured, if the Borrower’s claim or any related subrogation rights are approaching the expiration of the statute of limitations, or if the Borrower has not timely declared bankruptcy claims, or if the Borrower defaults or is unable to repay the Lender’s advanced payments (including but not limited to principal, interest, and expenses) that are already due, affecting the realization of the Lender’s rights, the Lender has the right to exercise subrogation rights regarding any claims against third parties, accounts receivable, and other property rights and interests owned by the Borrower, as well as any subrogation rights associated with the aforementioned claims. This includes, but is not limited to, subrogating the Borrower’s rights to demand the performance of obligations from third parties, making claims to the bankruptcy administrator, or taking other necessary actions, and the Borrower waives all defenses.

Article 19: Applicable Law, Jurisdiction, and Dispute Resolution

The establishment, effectiveness, performance, termination, and interpretation, and resolution of disputes of this contract shall be governed by the laws of China (excluding the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region, and Taiwan local laws).

Any disputes arising from this contract shall be resolved through amicable negotiation between the Borrower and the Lender. If amicable negotiation fails, both parties agree to resolve the disputes in the manner stipulated in Article 24 of this contract.

During the period of disputes, the provisions of this contract not subject to dispute shall still be upheld.

Article 20: Correspondence, Communication, and Notices

The Borrower agrees and confirms that the address stipulated in Article 25 of this contract shall be the designated address for notifications under this contract, as well as legal documents in the event of disputes (arbitration), litigation, notarization, etc. The Borrower agrees that the Lender, notary agencies, judicial authorities, and other issuers of notifications and legal documents have the right to choose paper or electronic methods of delivery. Electronic delivery methods include, but are not limited to, email, China’s judicial process information disclosure network, national unified delivery platform, local or specialized court network service platforms, and electronic platforms of the issuers.

The period of validity of the designated delivery address stipulated in the first paragraph of this article includes pre-litigation stages and all stages after disputes enter arbitration or legal proceedings, including first instance, second instance, retrial, execution, realization of security rights, supervision procedures, and mandatory execution notarization. If there is any change to the above delivery address, the Borrower shall notify the Lender in writing in advance (during the arbitration or litigation proceedings, the arbitration tribunal or court shall also be informed in writing, and if mandatory execution notarization has been conducted, the original notary institution shall also be informed) to confirm the new delivery address and obtain acknowledgment. Failure to provide advance notice will be deemed as no change, and the corresponding legal consequences will be borne by the Borrower.

Any documents, communications, notifications, and legal documents sent to any of the addresses stipulated in the first paragraph shall be deemed delivered on the following dates (delivery to the designated recipient’s agent shall be considered as delivery to the recipient):

(a) Mailing (including express delivery, ordinary mail, registered mail): the fifth working day after the mailing date shall be considered the delivery date;

(b) Fax, email, mobile SMS, WeChat, QQ, or other electronic communication addresses: the date of sending shall be considered the delivery date;

(c) Personal delivery: the date of receipt as signed by the recipient shall be considered the delivery date. If the recipient refuses, the issuer of the delivery can record the delivery process via photography or video, and leaving the document unclaimed shall still be considered as delivery.

If the Borrower provides or confirms inaccurate or false delivery addresses, or if there is a failure to notify the other party, arbitration institutions, people’s courts, or notary institutions of a change in the delivery address, which leads to the actual delivery being unachievable, the Borrower shall bear the corresponding legal consequences and it shall be deemed as valid delivery as follows:

(a) For deliveries by mail, the date of return of the document shall be considered as the delivery date;

(b) For personal delivery, the date on which the issuer records the situation on the return receipt shall be considered as the delivery date;

(c) For deliveries through electronic methods, the date of sending shall be considered as the delivery date.

The Lender’s designated domicile shall be the delivery address specified in the contract. If the Lender sends notifications via announcements on its website, online banking, telephone banking, or business outlets, the date of announcement shall be deemed as the delivery date. The Lender in no case shall be held responsible for any delivery errors, omissions, or delays arising from postal services, fax, phone calls, or any other communication systems.

It is agreed by all parties that the official seals, office seals, financial dedicated seals, contract-specific seals, receiving and dispatching seals, and credit business-specific seals of each party are valid for correspondence, delivery of legal documents, and letters. As for correspondence, communication, and notifications, all employees of the Borrower are authorized recipients.

This provision is an independently existing clause in the contract and shall not be affected by the effectiveness of this contract or other terms of the contract.

Article 21: Contract Effectiveness and Other Matters

This contract shall come into effect from the date of signature, seal, or fingerprint by both parties.

During the effectiveness of this contract, any tolerance, extension, or deferment granted by the Lender to the Borrower or Guarantor, in the exercise of the rights or benefits enjoyed under this contract, shall not impair, affect, or restrict the Lender’s rights and benefits as provided for by relevant laws and this contract. It shall not be deemed as a waiver of the Lender’s rights or benefits under this contract, and shall not affect the Borrower’s obligations under this contract.

In the event that changes in national laws or regulations, or regulatory policies, result in the failure of the Lender to fulfill the loan disbursement obligation as stipulated in this contract, the Lender shall have the right to unilaterally terminate the contract, declare all loans disbursed prematurely due, and require the Borrower to repay immediately upon the Lender’s request. If the Lender is unable to fulfill or perform according to the terms of the contract due to such reasons, the Lender shall bear no legal responsibility.

The Lender shall not be held responsible for any delay in loan disbursement or payment processing due to force majeure, communication or network failures, or Lender system malfunctions, but shall promptly notify the Borrower.

The Lender has the right to authorize or delegate other branches of Industrial Bank to exercise the rights and obligations under this contract (including but not limited to signing relevant contracts), or transfer the management of the loans under this contract to other branches of Industrial Bank. The Borrower acknowledges and agrees to the above actions of the Lender, and no further consent from the Borrower is required.

The Borrower agrees that the Lender has the right to unilaterally reduce or cancel the unused loan amount under this contract based on the Borrower’s production and operation conditions, repayment status, and other factors related to credit from other financial institutions. If the Lender decides to reduce or cancel, the Borrower shall be notified in writing five working days in advance, without the need for additional consent from the Borrower.

If at any time, any provision of this contract is or becomes illegal, invalid, or unenforceable in any aspect, the legality, validity, or enforceability of the other provisions of this contract shall not be affected or impaired.

The Lender has specifically drawn the Borrower’s attention to the “Important Notice for Signing the Contract”. The Borrower has carefully read and fully understood all the rights and obligations under the contract and the “Important Notice for Signing the Contract”. The Lender has fully explained and clarified the relevant terms and personal information handling rules as requested by the applicant, and both parties have a complete consensus on the understanding of the terms of this contract without any objection to its content.

The section headings in this contract are for convenient reading purposes only and shall not be used in the interpretation of this contract or for any other purpose.

The appendices to this contract are an integral part of this contract and have the same legal effect as the main text of this contract.

The total number of copies of this contract and the copies held by each party are specified in Article 26 of this contract. All copies of the contract have equal legal effect.

Article 22: Notarization and Voluntary Acceptance of Compulsory Enforcement

If either party to this contract requests notarization, the other party agrees to undergo notarization at the designated notary organization as required by the country’s regulations.

Contracts undergoing compulsory enforcement notarization shall be legally enforceable. In the event that the Borrower fails to perform or improperly performs their obligations, or if circumstances arise where the Lender is entitled to realize its rights as provided by law or this contract, the Borrower agrees that the Lender may apply to the notary organization for a compulsory enforcement certificate. The Borrower voluntarily agrees to accept the Lender’s application for compulsory enforcement measures directly to the competent people’s court based on the enforcement certificate, acknowledging the corresponding legal consequences, and committing to not raise any objections or defenses.

All parties agree that before the notary organization issues the enforcement certificate, they have the right to verify the default or related breach of contract by the Borrower in accordance with the “Correspondence, Communication, and Notices” provisions of this contract, using any or a combination of mailing, telephone, fax, email, mobile SMS, WeChat, QQ, personal delivery, or face-to-face conversation. If verification is carried out through telephone or face-to-face conversation, it shall be considered as delivered upon the conclusion of the conversation. If verification is done through mailing, fax, email, mobile SMS, WeChat, QQ, personal delivery, the delivery date shall be subject to the provisions of the “Correspondence, Communication, and Notices” clause of this contract.

If the Borrower objects to the verified default facts mentioned above, the Borrower should, within five working days from the date of delivery, provide written evidence to the notary organization and present sufficient proof. Failure to submit evidence within the stipulated period, or if the notary organization deems the evidence to be insufficient to support the claim, shall be considered as the Borrower’s confirmation of non-performance or improper performance of the obligations or related breach of contract, and the Borrower agrees to the notary organization’s issuance of an enforcement certificate based on the Lender’s application. The notary organization shall govern any provisions regarding the verification method and the evidence presentation period.

Parties agree to implement a notarization verification method and evidence presentation period as prescribed by the notary organization.

Article 23: Special Agreement Clauses

right to charge penalty interest on the overdue loan from the date of default at an interest rate that is [Rate]% higher than the loan interest rate specified in this contract.

The Borrower designates the following account as the fund recirculation account under this contract:

●	Account Name: [Account Name]

●	Account Number: [Account Number]

●	Bank: [Bank Name]

The Borrower shall promptly provide details of the inflow and outflow of funds in the above account as requested by the Lender.

The Lender shall disburse the loan funds in the following manner:

(a) Trustee Payment: When the single transaction amount of the loan exceeds [Amount] Yuan or [Percentage]% of the total loan amount, or when the cumulative amount disbursed exceeds [Amount] Yuan, the Lender shall adopt the trustee payment method, disbursing the loan funds directly to the Borrower’s transaction counterparty in accordance with the agreed purpose of this contract.

(b) Self-Payment: For amounts below the threshold specified in (a), the Lender shall disburse the loan funds to the Borrower’s designated account, and the Borrower shall independently make payments to the transaction counterparty in line with the agreed purpose.

The repayment method for the loan principal shall be executed according to the following agreed-upon options:

(a) Repayment in installments as per the following schedule: [Installment Details]

(b) Full repayment of the principal upon maturity on [Date].

If the Borrower requires an extension of the repayment period, it shall submit a written application to the Lender [X] working days prior to the due date. Upon the Lender’s consent, a supplementary “Loan Extension Contract” shall be signed.

For early repayment, the Borrower shall notify the Lender in writing [X] working days in advance and obtain the Lender’s written consent. Upon approval:

●	Interest shall be calculated based on the actual usage period and the agreed loan interest rate.

●	The Lender may charge a prepayment penalty at [Rate]% of the early repaid amount, unless the Borrower qualifies as a small or micro-enterprise under national regulations, in which case no penalty shall apply.

●	The repayment schedule for the remaining principal shall be renegotiated and agreed upon by both parties.

The guarantee for this contract shall be provided as follows:

(a) [Guarantee Type]: [Details of Guarantee, e.g., surety, mortgage, pledge]

(b) Guarantee Contract Number: [Number]

(c) Guarantor: [Guarantor Name]

The Borrower shall ensure the guarantee remains effective throughout the loan term. If the Lender deems the guarantee insufficient due to changes in circumstances, the Borrower shall provide additional or alternative guarantees as requested.

In the event of equity changes in the Borrower reaching [X]% or more, the Borrower shall notify the Lender in writing within [X] working days and obtain the Lender’s consent. Such changes include but are not limited to mergers, divisions, equity transfers, or significant investments.

In the event of equity changes in the Guarantor reaching [X]% or more, the Guarantor shall notify the Lender in writing within [X] working days, and the Borrower shall ensure the Lender’s consent is obtained or provide alternative guarantees if required.

The Borrower undertakes to maintain the following financial conditions during the loan term:

(a) Current Ratio: [Minimum Value]

(b) Net Asset Value: [Minimum Value]

(c) Asset-Liability Ratio: [Maximum Value]

(d) Liquidity Ratio: [Minimum Value]

The Borrower shall provide financial statements and related documentation quarterly/annually as requested by the Lender to verify compliance with these indicators.

Disputes arising from this contract shall be resolved as follows:

(a) Submitted to the people’s court with jurisdiction at the Lender’s domicile.

(b) Submitted to [Arbitration Institution] for arbitration in [Location], with the arbitration award being final and binding.

The designated address for notices under this contract is:

●	Lender: [Address]

●	Borrower: [Address]

Any changes to these addresses must be notified in writing as per Article 20.